EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Red Hat, Inc. of our report dated March 31, 2003, except for Notes 1, 2 and 12 as to which the date is December 23, 2003, relating to the financial statements of Sistina Software, Inc. which appears in the Current Report on Form 8-K of Red Hat, Inc. dated December 23, 2003. We also consent to the references to us under the headings “Experts” in the prospectus included as a part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 3, 2004